Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Donald Takaya (415) 896-6820 dsherk@evcgroup.com dtakaya@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Announces Settlement of Patent Litigation with VNUS Medical Technologies

QUEENSBURY, NY (June 3, 2008) – AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists, nephrologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, announced today that it has entered into an agreement that settles all patent litigation with VNUS Medical Technologies.  Under the terms of the Settlement Agreement, AngioDynamics has agreed to pay VNUS Medical approximately $6.8 million and a royalty, payable quarterly, on U.S. sales of NeverTouch™ VenaCure® products from June 1, 2008 until the expiration date of the applicable patents.  In exchange, VNUS Medical has granted AngioDynamics a non-exclusive and non-sublicenseable license to the applicable patents for use in endovenous laser therapy.  All litigation between the parties will be dismissed.

“This settlement with VNUS allows us to avoid the ongoing risks and expenses of a trial,” said Eamonn Hobbs, President and CEO of AngioDynamics.  “More importantly, the settlement marks the end of our litigation in the endovenous laser market for the treatment of varicose veins.  With this, we can now focus on this rapidly growing market without the distraction of litigation.”

As a result of the settlement, AngioDynamics will record a litigation expense of approximately $6.8 million pre-tax and $4.2 after-tax in the fiscal fourth quarter of 2008, amounting to $0.17 per share.  The amount of the on-going royalty is considered confidential information.

In October 2005, VNUS Medical Technologies added AngioDynamics and Vascular Solutions to a lawsuit originally commenced against Diomed, alleging their  infringement of patent numbers 6,258,084; 6,638,273; 6,752,803; and 6,769,433, all of which relate to the endovascular treatment of varicose veins.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 2, 2007, may affect the actual results achieved by the Company.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

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